SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                Wainoco Oil, Ltd.
              ----------------------------------------------------
                                (Name of Issuer)

                                     Common
              ----------------------------------------------------
                         (Title of Class of Securities)

                                    930676101
              ----------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is  being paid with this statement [_].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 930676101                    13G                          Page 1 of 12

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      The Guardian Life Insurance Company of America
      13-2656036
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |X|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      201 Park Avenue South
      New York, New York  10003
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               1,097,400
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             419,700
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        1,097,400
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        419,700
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      2,693,700 (1,097,400 + 495,300 + 451,300 + 135,000 + 95,000 + 105,700 +
      314,000)
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      9.58%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      IC
--------------------------------------------------------------------------------


                    SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 930676101                    13G                          Page 2 of 12

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      The Guardian Investor Services Corporation

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |X|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      201 Park Avenue South
      New York, New York  10003
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             1,176,600 (See pages 3-6)
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power


                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        1,176,600 (See pages 3-6)
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      2,693,700 (1,097,400 + 495,300 + 451,300 + 135,000 + 95,000 + 105,700 +
      314,000)
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      9.58%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      IA
--------------------------------------------------------------------------------


                    SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 930676101                    13G                          Page 3 of 12

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      The Guardian Park Avenue Fund

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |X|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      201 Park Avenue South
      New York, New York  10003
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             495,300 (See page 2)
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power


                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        495,300 (See page 2)
                        --------------------------------------------------------


--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      2,693,700 (1,097,400 + 495,300 + 451,300 + 135,000 + 95,000 + 105,700 +
      314,000)
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      9.58%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      IV
--------------------------------------------------------------------------------


                    SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 930676101                    13G                          Page 4 of 12

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      The Guardian Stock Fund, Inc.

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |X|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      201 Park Avenue South
      New York, New York  10003
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             451,300 (See page 2)
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power


                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        451,300 (See page 2)
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      2,693,700 (1,097,400 + 495,300 + 451,300 + 135,000 + 95,000 + 105,700 +
      314,000)
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      9.58%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      IV
--------------------------------------------------------------------------------


                    SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 930676101                    13G                          Page 5 of 12

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      The Guardian Park Avenue Small Cap Fund

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |X|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      201 Park Avenue South
      New York, New York  10003
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             135,000 (See page 2)
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power


                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        135,000 (See page 2)
                        --------------------------------------------------------


--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      2,693,700 (1,097,400 + 495,300 + 451,300 + 135,000 + 95,000 + 105,700 +
      314,000)
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      9.58%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      IV
--------------------------------------------------------------------------------


                    SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 930676101                    13G                          Page 6 of 12

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      The Guardian Small Cap Stock Fund

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |X|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      201 Park Avenue South
      New York, New York  10003
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             95,000 (See page 2)
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power


                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        95,000 (See page 2)
                        --------------------------------------------------------


--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      2,693,700 (1,097,400 + 495,300 + 451,300 + 135,000 + 95,000 + 105,700 +
      314,000)
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      9.58%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      IV
--------------------------------------------------------------------------------


                    SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 930676101                    13G                          Page 7 of 12

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      The Guardian Employees' Incentive Savings Plan

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |X|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      201 Park Avenue South
      New York, New York  10003
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             314,000 (See page 2)
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power


                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        314,000 (See page 2)
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      2,693,700 (1,097,400 + 495,300 + 451,300 + 135,000 + 95,000 + 105,700 +
      314,000)
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      9.58%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      EP
--------------------------------------------------------------------------------


                    SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 930676101                    13G                          Page 8 of 12

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      The Guardian Life Insurance Company of America
         Master Pension Trust
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |X|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      201 Park Avenue South
      New York, New York  10003
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             105,700 (See page 1)
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power


                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        105,700 (See page 1)
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      2,693,700 (1,097,400 + 495,300 + 451,300 + 135,000 + 95,000 + 105,700 +
      314,000)
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      9.58%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      EP
--------------------------------------------------------------------------------


                    SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.     (a)   Wainoco Oil, Ltd.

            (b)   1200 Smith St., Ste. 2100, Houston, TX 77002-1367

Item 2.     (a)   Incorporated by reference to Item 1 of the second parts of the cover page (Pages 1-9 of this Schedule 13G).

            (b)   201 Park Avenue South, New York, New York 10003

            (c)   New York, U.S.A.

            (d)   Common Stock Class A

            (e)   CUSIP 930676101

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is:

            (a)   [ ]   Broker or Dealer registered under Section 15 of the
                        Act

            (b)   [ ]   Bank as defined in section 3(a)(6) of the Act

            (c)   [ ]   Insurance Company as defined in section 3(a)(19) of
                        the Act

            (d)   [ ]   Investment Company registered under section 8 of the
                        Investment Company Act

            (e)   [ ]   Investment Adviser registered under section 203 of the
                        Investment Advisers Act of 1940

            (f)   [ ]   Employee Benefit Plan, Pension Fund which is subject
                        to the provisions of the Employee Retirement Income
                        Security Act of 1974 or Endowment Fund; see Reg.
                        240.13d-1(b)(1)(ii)(F)

            (g)   [ ]   Parent Holding Company, in accordance  with Reg.
                        240.13d-1(b)(1)(ii)(G) (Note: See item 7)

            (h)   [X]   Group, in accordance with Reg. 240.13d-1(b)(1)(ii)(H)

Item 4.     Ownership.

            (a)  2,693,700 shares)
                                 )
            (b)    9.58%         ) Cumulative totals from Items 5-8, 9 and
                                 ) 11 of the second parts of the cover page
            (c)  (i) 1,097,400   ) (Pages 1-8 of this Schedule 13G) which
                (ii) 1,596,300   ) are incorporated herein by reference.
               (iii) 1,097,400   )
                (iv) 1,596,300

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not applicable

Item 8.     Identification and Classification of Members of the Group.

a. The Guardian Life Insurance Company of America ("Guardian Life"), an insurance company as defined in Section 3(a)(19) of the Act. IC.

b. Guardian Investor Services Corporation ("GISC"), a wholly-owned subsidiary of Guardian Life which is registered as an investment adviser under Section 203 of the Investment Advisers Act of 1940, and which has entered into Investment Advisory Agreements with The Guardian Park Ave. Fund, Inc. and The Guardian Stock Fund, Inc. IA.

c.   The Guardian Park Ave. Fund, a mutual fund sponsored by Guardian
     Life and managed by GISC which is registered as an investment company under Section 8 of the Investment Company Act of 1940 (the "1940 Act"). IV.

d. The Guardian Stock Fund, Inc., a mutual fund sponsored by Guardian Life and managed by GISC which is registered as an investment company under Section 8 of the 1940 Act. IV.

e. The Guardian Park Avenue Small Cap Fund, a mutual fund sponsored by Guardian Life and managed by GISC which is registered as an investment company under Section 8 of the Investment Company Act of 1940 (the "1940 Act"). IV.

f.   The Guardian Small Cap Stock Fund, a mutual fund sponsored by Guardian
     Life and managed by GISC which is registered as an investment company under
     Section 8 of the Investment Company Act of 1940 (the "1940 Act"). IV.

g. The Guardian Employees' Incentive Savings Plan, an employee benefit plan offered to employees of Guardian Life which is subject to the provisions of the Employees Retirement Income Security Act of 1974 ("ERISA") EP.

h. The Guardian Life Insurance Company of America Master Pension Trust, a pension fund for the the employees of Guardian Life which is subject to ERISA. EP.

Item 9.     Notice of Dissolution of Group.

            Not applicable

Item 10.    Certification.

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                      (This space intentionally left blank)

                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we each certify that the information set forth in this statement is true, complete and correct.

     Each of the undersigned hereby agrees that the forgoing Schedule 13G is to be filed on its behalf by The Guardian Life Insurance Company of America.

Date: February 11, 1998


The Guardian Life Insurance Company of America


By:   /s/ Edward K. Kane
   ---------------------------------------------
     Edward K. Kane, Executive Vice President


Guardian Investor Services Corporation


By:   /s/ John M. Smith
   ---------------------------------------------
     John M. Smith, President


The Guardian Park Ave. Fund


By:   /s/ Nikolaos Monoyios
   ---------------------------------------------
     Nikolaos Monoyios, Vice President


The Guardian Stock Fund, Inc.


By:   /s/ Nikolaos Monoyios
   ---------------------------------------------
     Nikolaos Monoyios, Vice President


The Guardian Park Ave. Small Cap Stock Fund


By:   /s/ Nikolaos Monoyios
   ---------------------------------------------
     Nikolaos Monoyios


The Guardian Small Cap Stock Fund


By:   /s/  John M. Smith
   ---------------------------------------------
      John M. Smith, President


The Guardian Employees' Incentive Savings Plan


By:   /s/ Edward K. Kane
   ---------------------------------------------
     Edward K. Kane, Trustee


The Guardian Life Insurance Company of America
     Master Pension Trust


By:   /s/ Edward K. Kane
   ---------------------------------------------
     Edward K. Kane, Trustee